EXHIBIT 10.39
Severance Program
On October 22, 2007, the Compensation Committee of the Board of Directors adopted a severance program that, in the event the employment of an executive officer of the Company is terminated without cause, provides the following:
For the Chief Executive Officer, 24 months base salary and target bonus shall be paid, 18 months of benefits shall be provided, and up to 24 months of outplacement services shall be made available.
For Executive Vice Presidents,18 months base salary and target bonus shall be paid, 18 months of benefits shall be provided, and up to 18 months of outplacement services shall be made available.
For Senior Vice Presidents who are direct reports to the Chief Executive Officer, 12 months base salary and target bonus shall be paid, 12 months of benefits shall be provided, and up to 12 months of outplacement services shall be made available.
For eligible Senior Vice Presidents other than direct reports to the Chief Executive officer, 9 months base salary shall be paid, 9 months of benefits shall be provided, and up to 9 months of outplacement services shall be made available.
Severance pay will be paid semi-monthly to ensure compliance with the post-employment contract terms. In addition, an executive officer shall be eligible for a prorated bonus based on the number of months worked in such executive officer’s last fiscal year. With respect to benefits, the Company will pay the employer’s portion of COBRA coverage costs up to the maximum period specified, provided the former employee remains COBRA-eligible.
A signed release, including acknowledgement of non-competition restrictions and release from any claims, is required to be received by the Company prior to payment of severance. For executive officers with an agreement providing for a specific term of employment, officers may elect payments under the employment agreement rather than the severance program. In addition, in the event of a change of control, those executive officers with change-in-control severance agreements may elect to receive payments and benefits under a severance agreement rather than payments under the severance program.
Executive officers will not be eligible for the severance program unless they enter into new forms of employment agreements containing post-employment restrictions on solicitation of customers and employees, use of confidential data, and, for employees employed outside the state of California, broad restrictions on competitive activities. To date executive officers have not been extended new forms of employment agreement and named executive officers are not eligible for benefits under the severance program. The current employment agreements of the named executive officers other than George B. Sundby, Executive Vice President & Chief Financial Officer, extend through October 31, 2008. Mr. Sundby’s employment agreement terminates on December 31, 2007.